Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of FieldPoint Petroleum Corporation on Form S-8 of our report, dated March 9, 2005, appearing in the Annual Report on Form 10-KSB/A of FieldPoint Petroleum Corporation for the year ended December 31, 2004.

/s/ Hein + Associates, LLP

Dallas, TX
May 27, 2005